                                                                    Exhibit 99


                   HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
                   ------------------------------------------
          DECEMBER 31, 2001 AND 2000 AND YEAR ENDED DECEMBER 31, 2001
          -----------------------------------------------------------

                                      INDEX
                                      -----

                                                                         PAGE

AUDITED FINANCIAL STATEMENTS

  Report of Independent Auditors                                           5

  Statements of Net Assets Available for Benefits                          6
  December 31, 2001 and 2000

  Statements of Changes in Net Assets Available for Benefits
  For the Years Ended December 31, 2001 and 2000                           7

  Notes to Financial Statements                                            8


SUPPLEMENTAL SCHEDULE

  Schedule H, Line 4i - Schedule of Assets Held for
        Investment Purposes at End of Year                                14

                         Report of Independent Auditors

Pension Review Committee of the Board of Directors
    Huntington Bancshares Incorporated

We have audited the accompanying statements of net assets available for benefits of the Huntington Investment and Tax Savings Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Huntington Investment and Tax Savings Plan at December 31, 2001 and 2000, and the changes in its net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets held for investment purposes at the end of year as of December 31, 2001, is presented for purposes of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                                        /s/ Ernst & Young LLP

Columbus, Ohio
June 28, 2002

                   HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

                 STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS


                                                                           December 31,
                                                              ----------------------------------------
(Amounts in dollars)                                               2001                      2000
------------------------------------------------------------------------------------------------------

ASSETS

Investments, at market value:
   Huntington Bancshares Incorporated
      Common Stock                                            $ 177,415,635             $ 189,429,541

   Mutual Funds                                                  78,140,895                68,645,859
------------------------------------------------------------------------------------------------------

      Total Investments                                         255,556,530               258,075,400

Contributions receivable from
   Huntington Bancshares Incorporated                                  ---                    109,674

Notes receivable from participants                                   36,288                   207,430

Accrued dividends, interest receivable, and
   other assets                                                   1,662,997                 2,403,163

Cash and cash equivalents                                           942,853                   783,765
------------------------------------------------------------------------------------------------------

             TOTAL ASSETS                                       258,198,668               261,579,432
------------------------------------------------------------------------------------------------------

LIABILITIES

Investment purchases payable and other liabilities                1,671,069                 2,940,727
------------------------------------------------------------------------------------------------------

             NET ASSETS AVAILABLE FOR BENEFITS                $ 256,527,599             $ 258,638,705
======================================================================================================

See notes to financial statements.

                   HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS


                                                                            Years Ended December 31,
                                                                   --------------------------------------------
(Amounts in dollars)                                                     2001                         2000
---------------------------------------------------------------------------------------------------------------
ADDITIONS
Investment income:
   Cash dividends on Huntington
      Banchares Incorporated Common Stock                             $ 9,498,468                 $ 11,412,990
   Interest                                                               276,858                      373,990
---------------------------------------------------------------------------------------------------------------
                                                                        9,775,326                   11,786,980
Contributions:
   Employees                                                           17,870,699                   15,417,846
   Employer                                                             8,219,756                    7,944,093
---------------------------------------------------------------------------------------------------------------
                                                                       26,090,455                   23,361,939

Assets of merged plans                                                        ---                    9,389,399
---------------------------------------------------------------------------------------------------------------

      Total Additions                                                  35,865,781                   44,538,318
---------------------------------------------------------------------------------------------------------------

DEDUCTIONS
Benefit distributions and other withdrawals                            38,684,243                   32,371,981
---------------------------------------------------------------------------------------------------------------

      Total Deductions                                                 38,684,243                   32,371,981
---------------------------------------------------------------------------------------------------------------

Net realized and unrealized appreciation (depreciation)
   in market value of investments                                         707,356                  (70,567,846)
---------------------------------------------------------------------------------------------------------------

      Net decrease in plan assets available for benefits               (2,111,106)                 (58,401,509)

Net assets available for benefits at beginning of year                258,638,705                  317,040,214
---------------------------------------------------------------------------------------------------------------

NET ASSETS AVAILABLE FOR BENEFITS
   AT END OF YEAR                                                   $ 256,527,599                $ 258,638,705
===============================================================================================================






See notes to financial statements.

                   HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2001

NOTE 1 - PLAN DESCRIPTION AND ACCOUNTING POLICIES

The financial statements of the Huntington Bancshares Investment and Tax Savings Plan (the "Plan") are presented on the accrual basis and are prepared in conformity with accounting principles generally accepted in the United States, which requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates. Certain prior period amounts have been reclassified to conform to the current year's presentation.


DESCRIPTION OF THE PLAN

The Plan was initially adopted by the Board of Directors of Huntington Bancshares Incorporated ("Huntington") on September 29, 1977, to be effective January 1, 1978. On August 19, 1992, the Plan was amended and restated, effective January 1, 1987, to comply with the Internal Revenue Code of 1986, as amended. The Plan was again restated October 13, 1994, with a general effective date of January 1, 1987, to incorporate provisions concerning merged plans. The Plan was again amended and restated November 19, 1997, effective at April 1, 1998. On December 13, 2000, Huntington's Common Stock in the Plan and participants who elected to have all or a portion of their accounts invested in Huntington's Common Stock were designated an Employee Stock Ownership Plan
(ESOP). The ESOP forms a portion of the Plan. The following summary describes the provisions of the Plan in effect as of the Plan year ending December 31, 2001.


FUNDING AND VESTING

Eligible employees may enroll on the first day of the month following six months of employment and attainment of age 21. Participants may elect to make pre-tax matched contributions of up to 15% of their eligible compensation. Huntington will make a matching contribution equal to 100% on the first 3% of participant elective deferrals and 50% on the next 2% of participant elective deferrals. Employee and employer contributions are fully vested at all times. Plan participants are permitted to direct pre-tax elective deferrals and employer matching contributions to any combination of nineteen investment options, including Huntington Common Stock. An active participant may change or suspend pre-tax elective deferrals pursuant to the terms set forth in the Plan document.


ADMINISTRATION

The Plan administrator is Huntington Bancshares Incorporated (Huntington). Administration of the Plan has been delegated by the Plan administrator to a committee of employees appointed by the Board of Directors of Huntington.

Employee and Employer contributions to participants' accounts in the Plan are invested pursuant to the participants' investment direction elections on file at the time the contributions are allocated to the participants' accounts. Plan assets are held in mutual funds or Huntington Common Stock by the trust division of The Huntington National Bank (the "Plan Trustee"), a wholly-owned subsidiary of Huntington. The Plan Trustee purchases and sells shares of these mutual funds or Huntington Common Stock on the open market at market prices. Additionally, the Plan Trustee may directly purchase from, and sell to, Huntington at market prices shares of Huntington Common Stock.

Participants are charged a nominal amount for administration of the Plan. All other trustee and administrative fees are paid from the general assets of Huntington.


DISTRIBUTIONS AND WITHDRAWALS

A participant may request that the portion of his or her account that is invested in Huntington Common Stock be distributed in shares of Huntington Common Stock with cash paid in lieu of any fractional shares. All other distributions from the Plan are paid in cash.

Distributions and withdrawals are reported at market value.

Participants are permitted to take distributions and withdrawals from their accounts in the Plan under the circumstances set forth in the Plan document. Generally, participants may request withdrawal of funds in their account attributable to: (i) rollover contributions; (ii) after-tax contributions; and
(iii) pre-April 1, 1998 Employer contributions that have been in the participants' accounts for at least 24 months. Employee pre-tax elective deferrals and post April 1, 1998, Employer matching contributions are subject to special withdrawal rules and generally may not be withdrawn from the Plan prior to a participant's death, disability, termination of employment, or attainment of age 59 1/2. Certain distributions of Employee pre-tax deferrals may be made, however, in the event a participant requests a distribution due to financial hardship as defined by the Plan. Participants should refer to the Summary Plan Description for a complete summary of the Plan provisions. Participants may withdraw up to 100% of their account balances in the Plan for any reason after they have reached age 59 1/2.

Dividends with respect to Huntington Common Stock are distributed in cash to Plan participants.


DIVIDENDS AND INTEREST INCOME

Dividends are recognized as of the record date. Interest is recorded on an accrual basis when earned.

INVESTMENTS

As of December 31, 2001, the separate investment options offered by the Plan are as follows:

Huntington Bancshares Incorporated Common Stock: This consists mainly of shares of Huntington Bancshares Incorporated common stock. However, a small percentage is invested in a money market fund to maintain liquidity for participant distributions and fund reallocations. Cash dividends received on Huntington Bancshares Incorporated common stock are paid to participants in cash shortly after they are received by the Plan Trustees. Huntington Bancshares Incorporated common stock is listed as HBAN on the National Association of Securities Dealers Automated Quotation System (NASDAQ).

Vanguard S&P Index 500 Fund: This fund seeks to mirror, as closely as possible, the performance of the Standard and Poor's (S&P) 500 Composite Stock Price Index, which emphasizes stocks of large companies. Accordingly, the fund invests in stocks that are included in the S&P 500 Stock Index.

Vanguard Wellington Fund: This fund seeks to conserve capital and to provide moderate long-term capital growth and moderate income by investing in stocks, bonds and money market instruments. The fund invests 60% to 70% of its assets in dividend-paying stocks of large and medium-sized companies. The remaining 30% to 40% of assets are invested in high-quality longer-term corporate bonds, with some investment in Treasury, government agency and mortgage-backed bonds.

Huntington Money Market Fund: This fund seeks to provide safety of principal and interest, a reasonable rate of interest income, little or no fluctuation of principal, and liquidity. Investments typically include short-term debt securities, including commercial paper, certificates of deposit, bankers acceptances and government securities.

Franklin Small Cap Growth Fund: This fund seeks long-term growth of capital by investing in common stocks of smaller capitalization companies.

Huntington Growth Fund: This fund seeks long-term capital appreciation by investing primarily in equity securities. The fund invests primarily in medium to large companies with an emphasis on quality, market dominance and growth.

T. Rowe Price Mid Cap Growth Fund: This fund seeks long-term growth of capital by investing in common stocks of medium and large capitalization companies.

Bond Fund of America: This fund seeks to provide as high a level of current income as is consistent with the preservation of capital by investing primarily in bonds. The fund invests substantially all of its assets in marketable corporate debt securities, U.S. government securities, mortgage-related securities, other asset-backed securities and cash or money market instruments. Normally, at least 60% of the fund assets will be invested in bonds.

Neuberger & Berman Partners Trust Fund: This fund seeks long-term growth of capital through an approach that is intended to increase capital with reasonable risk. Investments include common stocks of medium to large capitalization companies that are believed to be undervalued.

EuroPacific Growth Fund: This fund seeks long-term growth of capital by investing in securities of companies domiciled outside the United States, usually located in Europe and the Pacific Basin. However, the fund may invest in securities of developing countries as well.

Janus Enterprise Fund: This fund seeks long-term growth of capital by investing in common stocks selected for their growth potential. It looks at potential investments one at a time, regardless of industry, country of organization or other similarly defined selection criteria.

Huntington Income-Equity Trust Fund: This fund seeks to achieve current income and moderate appreciation of both capital and income by investing in income-producing securities, such as stocks of companies having the potential to pay attractive dividends.

Fidelity Low-Priced Stock Fund: This fund seeks capital appreciation by investing in low priced common stocks, which can lead to investment in small and medium sized companies. The issuing companies often have market capitalization's of less that $100 million, and some have a negative net worth.

The Huntington Dividend Capture Fund: This fund is a value-oriented fund that tries to generate higher income for investors by identifying dividend-paying stocks and hedging against adverse market swings. The fund invests primarily in dividend-paying common and preferred stocks that the managers can acquire prior to ex-dividend date in order to "capture" the dividend. Option contracts may or may not be employed to serve as a hedge against downside fluctuations.

The Huntington Mid-Corp America Fund: This fund focuses on the 2000 companies in the middle of the Russell 3000 Index, concentrating on companies with outstanding growth characteristics.

The Huntington Fixed Income Securities Fund: This fund seeks to achieve high current income without assuming a great deal of credit risk. This fund invests in high quality corporate bonds, U.S. Treasuries and government agencies in order to help investors increase their income potential without assuming a great deal of credit risk. Maturity ranges are from overnight to 30 years. In selecting securities for the fund, the portfolio manager considers various "top down" economic factors including Federal Reserve policies and spreads between different types of fixed income securities. A proprietary credit evaluation system is employed to further enhance returns.

Huntington Rotating Index Fund: This fund seeks to approximate the returns of various equity market indices as determined by the investment advisor to be the most favorable in a given market environment. The fund will pursue its objective by investing substantially all of its assets in the stocks that comprise the equity index selected by the investment advisor. In determining which equity index the fund will seek to emulate, the investment advisor will use "top-down" analysis to evaluate broad economic trends, anticipate shifts in the business cycle, and determine which sectors or industries may benefit most over the next year. The investment advisor will continually monitor the market environment and may shift the index that the fund emulates when it is determined that another equity index is more favorable given the current market environment.

The Huntington New Economy Fund: This aggressive fund is targeted towards long-term investors seeking capital appreciation. The fund invests primarily in science and technology companies with the highest potential for growth.

Huntington International Stock Fund: This fund is an aggressive fund investing in international stocks with above-average growth potential. At least 80 percent of the fund's assets will be invested in stocks of companies from at least five countries included in the Morgan Stanley Capital International Europe, Australisia and Far East Index.


PARTICIPANT NOTES RECEIVABLE

In conjunction with the merger of First Michigan Bank Corporation into Huntington, the First Michigan Bank Corporation Cash Option Plan (the "First Michigan Plan") merged into the Plan effective as of April 1, 1998. The loan fund represents the transfer of the outstanding participant loan balances in the First Michigan Plan to the Plan. Additionally, the loan fund represents the transfer of outstanding participant loan balances to the Plan on October 1, 2000 resulting from the merger with Empire Banc Corporation (the "Empire Plan"). While the Plan does not allow participants to take loans against their account balances, participants with outstanding loans in the First Michigan Plan and the Empire Plan at the time of its merger into the Plan are permitted to repay outstanding loans. Each loan, by its terms, must be repaid within 5 years, unless it is a loan for a participant's principal residence. The loans bear interest at a market rate fixed at the date of origination. Principal and interest is paid by participants through payroll deductions authorized by the participant currently employed by Huntington. Individuals previously under the First Michigan Plan terminated from employment are permitted to repay principal and interest on an installment basis. Individuals with loans previously under the Empire Plan are required to repay the loans at time of termination.


NOTE 2 - CASH AND CASH EQUIVALENTS

Cash and cash equivalents primarily represent funds temporarily invested in the Huntington Money Market Fund to provide liquidity for fund reallocations and distributions.


NOTE 3 - FEDERAL INCOME TAXES

The Plan has received a determination letter from the Internal Revenue Service dated April 19, 2000, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the "Code") and, therefore, the related trust is exempt from taxation. However, subsequent to the issuance of the favorable determination letter, the Plan has been amended. The Plan Administrator believes the Plan, as amended, is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt.


NOTE 4 - TERMINATED PARTICIPANTS

Included in net assets available for benefits are amounts allocated to individuals who have withdrawn from the Plan. Amounts allocated to these participants were $273,230 and $679,651 at December 31, 2001 and 2000, respectively.

NOTE 5 - INVESTMENTS

The following individual investments represent 5 percent or more of the fair value of net assets available for benefits as of December 31:


------------------------------------------------------------------------------------------------------------------------
(Amounts in dollars)                                                                  2001                    2000
------------------------------------------------------------------------------------------------------------------------
Huntington Bancshares Incorporated Common Stock                                    $177,415,635            $189,429,541
Vanguard S&P Index 500 Fund                                                          20,270,925              19,629,273



The Plan's investments (including investments purchased, sold and held during the year) appreciated (depreciated) in carrying value for the years ended December 31, as follows:

------------------------------------------------------------------------------------------------------------------------
(Amounts in dollars)                                                                  2001                    2000
------------------------------------------------------------------------------------------------------------------------
Huntington Bancshares Incorporated Common Stock                                     $ 9,030,742            $(64,863,147)
Equity Mutual Funds                                                                  (8,308,565)             (5,664,019)
Fixed Income Mutual Funds                                                               (14,821)                (40,680)
------------------------------------------------------------------------------------------------------------------------

   Net appreciation (depreciation)                                                  $   707,356            $(70,567,846)
------------------------------------------------------------------------------------------------------------------------


NOTE 6 - PARTY-IN-INTEREST TRANSACTIONS

The Plan held the following party-in-interest investments (at fair value) at December 31:

------------------------------------------------------------------------------------------------------------------------
(Amounts in dollars)                                                                  2001                    2000
------------------------------------------------------------------------------------------------------------------------
Huntington Bancshares Incorporated Common Stock                                    $177,415,635            $189,429,541
Huntington Money Market Fund                                                          9,304,298               7,341,091
Huntington Growth Fund                                                                5,964,212                     ---
Huntington Income-Equity Trust Fund                                                   1,999,896               1,547,402
The Huntington Dividend Capture Fund                                                    260,912                     ---
The Huntington Mid-Corp America Fund                                                    167,412                     ---
The Huntington Fixed Income Securities Fund                                             135,115                     ---
Huntington Rotating Index Fund                                                           75,999                     ---
The Huntington New Economy Fund                                                          73,486                     ---
Huntington International Stock Fund                                                      20,823                     ---


Costs and expenses incurred in administering the Plan paid by Huntington, including brokerage commissions and fees in connection with each purchase of securities, totaled $1,019,433, and $886,976 for 2001 and 2000, respectively.


                                   Huntington Investment and Tax Savings Plan
               Schedule H, Line 4i - Schedule of Assets Held for Investment Purposes at End of Year
                                              December 31, 2001

                                                                                                        EIN:  31-0724920
                                                                                                       Plan Number:  002


       Identity of Issue, Borrower,              Description of
          Lessor or Similar Party                  Investment                        Cost                Fair Value
------------------------------------------------------------------------------------------------------------------------
Common Stock:
  Huntington Bancshares
    Incorporated Common Stock *                        10,320,863  shares          $ 142,439,428          $ 177,415,635
                                                                              ------------------------------------------
                                                                                     142,439,428            177,415,635

Mutual Funds:
  Vanguard S&P Index 500 Fund                             191,434  units              22,228,056             20,270,925
  Vanguard Wellington Fund                                441,698  units              12,563,399             12,040,679
  Huntington Money Market Fund *                        9,304,298  units               9,304,298              9,304,298
  Franklin Small Cap Growth I Fund                        201,646  units               7,025,585              6,285,291
  Huntington Growth Fund *                                141,634  units               6,381,543              5,964,212
  T. Rowe Price Mid-Cap
     Growth Fund                                          118,492  units               4,683,086              4,668,566
  Bond Fund of America                                    361,183  units               4,753,108              4,619,527
  Neuberger & Berman Trust Fund                           285,217  units               5,111,226              4,569,181
  Europacific Growth Fund                                 134,084  units               4,494,798              3,602,837
  Janus Enterprise Fund                                   103,167  units               4,841,616              3,300,380
  Huntington Income-Equity
     Trust Fund *                                          58,255  units               2,164,995              1,999,896
  Fidelity Low-Priced Stock Fund                           28,496  units                 747,053                781,356
  The Huntington Dividend
     Capture Fund *                                        25,807  units                 260,931                260,912
  The Huntington Mid-Corp
     America Fund *                                        16,097  units                 159,333                167,412
  The Huntington Fixed Income
     Securities Fund *                                      6,505  units                 135,227                135,115
  Huntington Rotating Index Fund *                          8,454  units                  78,073                 75,999
  The Huntington New
     Economy Fund *                                         7,269  units                  70,833                 73,486
  Huntington International
     Stock Fund *                                           2,711  units                  21,224                 20,823
                                                                              ------------------------------------------
                                                                                      85,024,384             78,140,895

                                                                              ------------------------------------------
                                                                                   $ 227,463,812          $ 255,556,530
                                                                              ==========================================

Loans to Participants:                          $36,288 principal amount,
                                                interest rates ranging from
                                                6.00% to 10.00%,
                                                maturities through 2005.                     ---                 36,288


* Indicates party-in-interest to the Plan.